Exhibit 99.1


                                        Contact:  Mike Brown
                                                360-448-4255



     Consolidated Freightways to Discontinue Operations
     Plans to File Chapter 11 Tuesday to Assure Orderly
                     Liquidation Process


     VANCOUVER, Wash. - September 2, 2002 - Consolidated

Freightways Corp. (NASDAQ: CFWYE), the 73-year old freight

transportation company and nation's third largest less-than-

truckload carrier, told employees in various telephone

communications today that it would discontinue operations

effective immediately, and that - in order to assure the

orderly liquidation of the business - it planned to file

petitions for Chapter 11 bankruptcy on Tuesday.

     Operations of the company's CF AirFreight and Canadian

Freightways, Ltd. subsidiaries are continuing normally, and

their employees will not be terminated as a result of this

action.

     Management employees of CF's U.S. operations were

briefed in a 9AM conference call.  Supervisory personnel

received calls from their managers shortly thereafter.  All

drivers and freight terminal employees received instructions at their homes to call a toll-free number, where they heard

a recorded message from John Brincko, CEO of the company,

telling them not to report to work Tuesday.

     In letters to be mailed to each employee tomorrow, the

company said it had "been vigorously exploring ways to

restore the financial health of the company.  We expected

that recent discussions with our banks, other lenders and

real estate investors would enable us to obtain significant

additional financial resources and that, together with the

combined efforts of employees, we would be successful in our restructuring efforts.

            "Unfortunately, this has not been the case.  Nor

do we have the current resources necessary to sustain the

business without additional financial resources.  Therefore,

it is with sadness and regret that I must inform you that

Consolidated Freightways has discontinued operations

effective immediately and all CF terminals are closed."

            The company said it planned to file for Chapter

11 bankruptcy on Tuesday.  It expects to file its Form 10-Q

for the period ending June 30, 2002 at the same time.

     In his remarks to employees, Mr. Brincko said that,

despite the severe restrictions imposed on the credit,

insurance and real estate markets since the events of

September 11, "and in my very short three months here, I was hopeful that, with the right moves at all the right times,

we could be successful in turning the company around."

     Mr. Brincko said that until very recently, the company

was hopeful it could secure additional financing.  However,

he said that when one of the company's surety bondholders

cancelled coverage related to the company's self-insurance

programs for worker's compensation and vehicular casualty,

it negatively impacted discussions with all lenders and

investors.  Ultimately the company was unable to secure

financing and to bridge the surety bond gap, at which point

the situation became critical.  Moreover, the company

anticipated that a second insurer would also cancel

coverage.

     "Without the availability of further financing, the

Board of Directors reluctantly concluded that the company

simply could not continue to operate, pay employees and meet its obligations," Mr. Brincko said.

     Approximately 15,500 employees are impacted by the CFC

shutdown.  Of these, more than 80 percent will receive

termination notices immediately.  The remaining management

and supervisory positions will be phased out in an

expeditious shutdown of the company.

     Consolidated Freightways was founded in Portland, Ore.

in 1929.  The company provides less-than-truckload (LTL)

transportation, airfreight forwarding and supply chain

management services throughout North America.  The company

is headquartered in Vancouver, Wash.